John G. Harp 2009 Additional Incentive Opportunity

Mr. Harp was given an additional 2009 incentive opportunity.  If MDU Construction Services Group, Inc.'s 2009 actual return on invested capital exceeds its 2009 weighted average cost of capital by 100 to 199 basis points, Mr. Harp will receive $100,000; if it exceeds 2009 weighted average cost of capital by 200 or more basis points, Mr. Harp will receive an additional $100,000, for a total of $200,000.  If MDU Construction Services Group, Inc.'s 2009 actual return on invested capital is less than 100 basis points above its 2009 weighted average cost of capital, Mr. Harp will not be eligible to receive any amount under this incentive opportunity.

The Compensation Committee of the Board of Directors of MDU Resources Group, Inc. shall determine whether or not the goal has been met and recommend to the Board of Directors of MDU Resources Group, Inc. (the "Board") whether or not to approve payment of the additional incentive opportunity to Mr. Harp.  If the Board approves payment of the additional incentive opportunity, payment will be made in cash between January 1, 2010 and March 10, 2010.